UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2025

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in Charter)

England and Wales	001-36288	98-1034922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Boston Wharf Road FL 7

Boston, MA 02210

(Address, including zip code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (929) 274-7510

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 2,000 Ordinary Shares	AKTX	The Nasdaq Capital Market
Ordinary Shares, par value $0.0001 per share*

*Trading, but only in connection with the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

Unsecured Promissory Notes Offering

As previously reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2025, Akari Therapeutics, Plc. (the “Company”) and certain investors, including the Company’s directors (the “Note Investors”) entered into note purchase agreements (the “Note Purchase Agreements”) in a private placement offering (the “Offering”). Pursuant to the Note Purchase Agreement, the Note Investors agreed to purchase, and the Company agreed to issue unsecured promissory notes with a 20% original issuance discount (each a “Note” and together, the “Notes”). In connection with the issuance and sale of the Notes, the Company agreed to extend the expiration date of warrants held by certain Note Investors, previously issued in a private placement disclosed on the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2025 (the “Series A Warrants”), by 48 months from the original date of expiration (the “Warrant Amendment Agreements”).

On August 15, 2025 and August 18, 2025 (the “Closing Dates”), the Company completed its first tranche of closings of the Offering and issued Notes with an aggregate purchase price of $2,261,000 and an aggregate principal amount of $2,826,250, inclusive of a note exchange with the Company’s Chairman, Dr. Hoyoung Huh, as outlined below. The Notes have a maturity date occurring on the 12-month anniversary date of the respective Closing Dates at which time the principal amount is due and payable. On the Closing Dates, the Company also entered into the Warrant Amendment Agreements with certain Note Investors pursuant to which the Company agreed to extend the expiration date of Series A Warrants held by such Note Investors to purchase an aggregate of 1,973,211 American Depositary Shares, each representing 2,000 Ordinary Shares, of the Company.

Included in the first tranche of closings of the Offering and issued Notes with an aggregate purchase price of $2,261,000 and an aggregate principal amount of $2,826,250, as outlined above, Dr. Hoyoung Huh, the Company’s Chairman, purchased a Note with a principal amount of $1,250,000 for a purchase price of $1,000,000, with the purchase price thereof to be satisfied through the payment of $162,567 in cash and the cancellation of $837,433 of outstanding principal and accrued interest under a senior secured promissory note previously issued to him by the Company’s wholly owned subsidiary, Peak Bio Inc., in January 2024 (the “Peak Bio Note”). On August 7, 2025, the Company and Dr. Huh entered into a loan cancellation and exchange agreement (the “Loan Cancellation Agreement”), whereby the Company cancelled and extinguished the Peak Bio Note in satisfaction in part of the purchase price of the Note purchased by Dr. Huh on such date. The foregoing description of the Loan Cancellation Agreement is only a summary and is qualified in its entirety by reference to the full text of the Loan Cancellation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Company agreed to pay a 5% advisory fee in cash on the total gross cash proceeds of approximately $1.4 million to Paulson Investment Company (“Paulson”) in connection with the Notes issued and sold on the Closing Dates.

Item 1.02 Termination of a Material Definitive Agreement.

The description of the Peak Bio Note and Loan Cancellation Agreement described in Item 1.01 is hereby incorporated by reference in this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The description of the Notes issued and sold on the Closing Dates described in Item 1.01 is hereby incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan Cancellation and Exchange Agreement, dated August 7, 2025, by and among Hoyoung Huh, Akari Therapeutics, Plc and Peak Bio Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akari Therapeutics, Plc

Date: August 21, 2025	By:	/s/ Torsten Hombeck
Torsten Hombeck
Chief Financial Officer